EXHIBIT 11
                         HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
                     UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARES

PRIMARY AND FULLY DILUTED EARNINGS PER SHARE      THREE MONTHS ENDED MARCH 31,
                                                   --------------------------
                                                      1997           1996
                                                   -----------     ----------
Net income ......................................  $ 1,808,252     $  971,286
                                                   ===========     ==========
Shares:
   Weighted average common shares issued ........   10,023,416      2,959,099
   Assuming exercise of options,
   reduced by the number of common shares which
    could have been purchased with the proceeds
    from exercised of such options ..............      154,136        245,034
   Assuming conversion of Series A ..............         --
   preferred stock ..............................    2,000,000
   Assuming conversion of Series B ..............         --
   preferred stock ..............................    1,339,297
                                                   -----------     ----------
   Weighted average number of common shares
    outstanding, as adjusted ....................   10,177,552      6,543,430
                                                   ===========     ==========
Net income per common share .....................  $      0.18     $     0.15
                                                   ===========     ==========